Exhibit 99.1

Repare Therapeutics Announces Closing of Upsized Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

Cambridge, MA & Montreal, QC, June 23, 2020 – Repare Therapeutics Inc. (Nasdaq: RPTX), a leading precision oncology company enabled by its proprietary synthetic lethality approach to the discovery and development of novel therapeutics, today announced the closing of its previously announced upsized initial public offering of 12,650,000 of its common shares, including the exercise in full of the underwriters’ option to purchase up to an additional 1,650,000 common shares, at a public offering price of $20.00 per share. The gross proceeds to Repare, before deducting underwriting commissions and offering expenses, were $253.0 million. All of the common shares were offered by Repare.

Repare’s common shares are listed on the Nasdaq Global Select Market under the ticker symbol “RPTX.”

Morgan Stanley, Goldman Sachs & Co. LLC, Cowen and Piper Sandler & Co. acted as joint book-running managers for the offering.

The shares were offered by Repare pursuant to a registration statement that was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on June 18, 2020. A prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

The offering of these shares was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at 800-747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Repare’s common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Repare Therapeutics

Repare Therapeutics is a leading precision oncology company enabled by its proprietary synthetic lethality approach to the discovery and development of novel therapeutics. The Company utilizes its genome-wide, CRISPR-enabled SNIPRx® platform to systematically discover and develop highly targeted cancer therapies focused on genomic instability, including DNA damage repair. The Company’s pipeline includes its lead product candidate RP-3500, a potential leading ATR inhibitor, as well as CCNE1-SL inhibitor and Polq inhibitor programs.

Repare Contact:

Steve Forte

Chief Financial Officer

Repare Therapeutics Inc.

info@reparerx.com

Investors:

Kimberly Minarovich

Argot Partners

repare@argotpartners.com

Media:

David Rosen

Argot Partners

212-600-1902

david.rosen@argotpartners.com